EXHIBIT 2.4
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                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 12th day of April 2004 by and between Jeff Banks located at 1314 Sunny Hills Road, Oakland, CA, and ZAP located at 501 4th Street, Santa Rosa, California.

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1a. ZAP
shall pay Jeff Banks a sum of 250 Class A II preferred shares (equivalent to 500,000 common shares of ZAPZ stock) and 500,000 B-2 Warrants for the 2003 Mercedes Benz, the 1997 Bentley, and the 2004 Porsche Cayenne S. The total purchase price for the three automobiles will be $250,000.

1b. It is understood
that the underlying stock is restricted under Rule 144 guidelines.

The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before April 12, 2004 at the office of ZAP at 501 Fourth Street, Santa Rosa, CA 95401 hereinafter referred to as the ("Closing Date").

This Agreement shall be governed in all respects by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

Dated: April 12, 2004

/s/ Jeff Banks                                /s/ Steve Schneider
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Jeff Banks                                    Steve Schneider for ZAP